EXHIBIT 10.25
PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
     This Agreement is dated as of February 2, 2006 (the “Effective Date”), by and between Palm, Inc., a Delaware corporation (“Seller”), and Hunter/Storm, LLC, a California limited liability company (“Buyer”). Buyer and Seller are individually referred to as a “Party” and collectively as the “Parties.”
     In consideration of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:
     1. Property Included in Sale. Seller shall sell and convey to Buyer, and Buyer shall purchase from Seller, subject to the terms and conditions set forth herein, the following:
          1.1 Real Property. The unimproved real property located in the City of San Jose, County of Santa Clara, State of California, consisting of approximately thirty-six and six-tenths (36.6) acres, which is described in EXHIBIT A attached hereto and incorporated by reference herein (the “Real Property”); provided, however, that no representation is made by Seller as to the size of the Real Property;
          1.2 Appurtenances. All of Seller’s right, title and interest in and to all rights, privileges and easements or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively, the “Appurtenances”); and
          1.3 Intangible Property. All of Seller’s right, title and interest in and to all intangible property related to the use or operation of the Property (defined below), including without limitation, all licenses and permits required in connection with the operation of the Property, all governmental zoning, use and operating permits, and all other governmental permits, licenses, approvals, applications, subdivision maps, entitlements, certificates, rights under development agreements, building permits, development allocations, and development rights relating to the Real Property and all utility and other permits relating to the Real Property (collectively, the “Intangible Property”), all of which shall, to the extent assignable, be assigned to and assumed by Buyer pursuant to an Assignment and Assumption Agreement (the “Assignment”) in the form attached hereto as EXHIBIT B and incorporated by reference herein. Seller shall provide Buyer a written list of the existing Intangible Property no later than ten (10) business days following the Effective Date. Not later than the last day of the Due Diligence Period (as defined in paragraph 4.1 below), Buyer shall notify Seller in writing which of the foregoing items Buyer shall want assigned to Buyer (to the extent assignable) at Close of Escrow (as defined in paragraph 7.2 below).
     The Real Property, Appurtenances and Intangible Property are collectively referred to as the “Property.”

     2. Purchase Price.
          2.1 Purchase Price. The purchase price for the Property is Seventy Million Dollars ($70,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid as set forth below.
          2.2 Initial Deposit. Within three (3) business days after the Effective Date of this Agreement, and as a condition to the Parties’ rights and obligations hereunder, Buyer shall deliver into escrow with Chicago Title Company, 110 West Taylor Street, San Jose, California 95110 (“Escrow Holder” or “Title Company”), attn: Sharman McKenna, a deposit in the amount of One Hundred Thousand Dollars ($100,000) (the “Initial Deposit”). The Initial Deposit shall be refundable to Buyer prior to the delivery of the Election Notice (as defined in paragraph 4.1) to Escrow Holder.
          2.3 Additional Deposit. If Buyer elects to proceed with this Agreement, then not later than one business day after the expiration of the Due Diligence Period, Buyer shall deliver to Escrow Holder an additional deposit in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Additional Deposit”), together with the Election Notice (as defined in paragraph 4.1). Except as expressly provided herein, the Initial Deposit and the Additional Deposit shall become non-refundable to Buyer immediately upon Buyer’s delivery of the Additional Deposit and the Election Notice to Escrow Holder, but shall be applicable to the Purchase Price if the Closing (as defined in paragraph 7.2 below) occurs as set forth in this Agreement. The Initial Deposit and the Additional Deposit are referred to herein collectively as the “Deposit”.
          2.4 Applied to Purchase Price. The Deposit shall be applied to the Purchase Price at Close of Escrow.
          2.5 Interest. Escrow Holder shall hold the Deposit and all other funds deposited by Buyer into escrow pursuant to this Agreement, including, without limitation, the balance of the Purchase Price if and when deposited into escrow in accordance with paragraph 7.4, in an interest bearing account for the benefit of Buyer until the Close of Escrow.
          2.6 Cash Balance. The balance of the Purchase Price, plus or minus prorations and other adjustments as provided in this Agreement, if any, shall be due at Closing and shall be paid by Buyer by wire transfer of immediately available funds paid to the Title Company one (1) business day prior to the Closing.
     3. Title to the Property. At the Closing, Seller shall convey to Buyer title to the Real Property subject only to the Approved Exceptions (as defined in paragraph 5.1 below) by a duly executed and acknowledged Grant Deed in Title Company’s standard form (the “Grant Deed”). At the Closing, Title Company shall issue to Buyer a CLTA Owner’s Policy of Title Insurance in the amount of the Purchase Price insuring fee simple title to the Property in Buyer, subject only to the Approved Exceptions (as defined in paragraph 5.1). Buyer may elect to obtain an ALTA Extended Owner’s Policy of Title Insurance, instead of a CLTA Owner’s Policy of Title Insurance, in the amount of the Purchase Price subject only to the Approved Exceptions, provided (i) Buyer shall be solely responsible for providing any survey (the “Survey”) required by the Title Company for such purpose, or, if Seller has a Survey of the Real Property, Buyer shall be entitled to use the same in which case Buyer shall be solely responsible for the cost of updating the Survey; (ii) Buyer shall be responsible for the payment of any title insurance premium in excess of the premium that would have been charged for a CLTA Owner’s Policy of Title Insurance; and (iii) in no event will the issuance of the ALTA Extended Owner’s Policy of Title Insurance delay the Closing. The CLTA Owner’s Policy of Title Insurance or, if requested by Buyer in accordance with this paragraph, the ALTA Extended Owner’s Policy of Title Insurance to be issued in accordance with this paragraph 3 is referred to as the “Title Policy.”
     4. Due Diligence and Time for Satisfaction of Conditions; Right of Entry.
          4.1 Due Diligence Period. Buyer, and/or its agents, members, partners, related and affiliated entities, employees, representatives, consultants, contractors, successors or assigns (collectively, “Buyer’s Agents”), shall have until 5:00 p.m., Pacific Time, on the date that is sixty (60) days after the Effective Date (the “Due Diligence Period”) in which to examine, inspect, and investigate the Property, and to determine whether the purchase of the Property is satisfactory to Buyer, in its sole and absolute discretion. If Buyer does not give Seller and Escrow Holder written notice of Buyer’s election to proceed with this Agreement (the “Election Notice”) prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement, in which case Escrow Holder shall immediately return the Initial Deposit to Buyer, this Agreement shall terminate and neither Party shall have any further obligation to the other hereunder, except as provided in paragraph 4.2 below and except for the waivers, releases, Information (as defined below), indemnity and insurance obligations of the Buyer and Seller that are stated to survive the termination of this Agreement (the “Surviving Obligations”). In such event, Buyer shall deliver to Seller all information, materials and data (collectively, the “Information”) that Buyer and/or its Agents discover, obtain or generate in connection with or resulting from Buyer’s investigation of the Property (including, without limitation, any Inspection conducted pursuant to paragraph 4.2 below), other than internal analyses produced by Buyer of a proprietary nature or matters subject to the attorney-client privilege, and neither Buyer nor Seller shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein. The Information shall be delivered to Seller on an “as-is with all faults basis” and without any representation or warranty as to the accuracy or completeness thereof.
          4.1.1 Extended Due Diligence Period. Notwithstanding the foregoing, if the Condition Precedent set forth in paragraph 5.1.5 has not been satisfied on or before the expiration of the Due Diligence Period, Buyer shall have the right to extend the Due Diligence Period for an additional period of one hundred twenty (120) days (the “Extended Due Diligence Period”) solely for the purpose of satisfying the Condition Precedent set forth in paragraph 5.1.5. If Buyer elects to extend the Due Diligence Period as provided above, Buyer shall notify Seller in writing (the “Extension Notice”) on or before the last day of the Due Diligence Period of its election to do so. Furthermore, as a condition to the extension of the Due Diligence Period, Buyer shall (i) concurrently with the delivery of the Extension Notice (or as part of the Extension Notice) deliver to Seller and Escrow Holder the Election Notice (which shall state that Buyer approves or waives the Conditions Precedent set forth in paragraphs 5.1.2 and 5.1.3, and (ii) within one business day after the expiration of the Due Diligence Period deliver the Additional Deposit to Escrow Holder. If Buyer does not give Seller and Escrow Holder written notice of Buyer’s election to proceed with this

Agreement (the “Second Election Notice”) prior to the expiration of the Extended Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement, in which case this Agreement shall terminate and neither Party shall have any further obligation to the other hereunder, except as provided in paragraph 4.2, below and except for Buyer’s and Seller’s Surviving Obligations. In such event, Buyer shall deliver to Seller the Information, as set forth in and subject to paragraph 4.1 above, and neither Buyer nor Seller shall thereafter have any further rights or obligations under this Agreement unless expressly provided otherwise herein.
          4.2 Property Inspection. Prior to the Closing Date, Seller shall afford Buyer and Buyer’s Agents reasonable access to the Real Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests, and any other physical inspections, studies, or tests reasonably required by Buyer (collectively, the “Inspections”) with respect to the Property. Buyer shall maintain for itself and on behalf of its consultants and contractors, or Buyer shall maintain and shall ensure that its agents, consultants and contractors maintain, public liability and property damage insurance insuring against any liability arising out of any entry, tests or investigations of the Property pursuant to the provisions hereof. Such insurance maintained by Buyer and/or its consultants, agents and contractors (as applicable) shall be in the amount of One Million Dollars ($1,000,000.00) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy maintained by Buyer shall insure the contractual liability of Buyer covering the indemnities herein and shall (i) name the Seller and its successors, assigns and affiliates as additional insureds, (ii) contain a cross-liability provision, and (iii) contain a provision that “the insurance provided by Buyer hereunder shall be primary and non-contributing with any other insurance available to Seller.” Buyer shall provide Seller with evidence of such insurance coverage prior to any entry, tests or investigations of the Property. The aforementioned insurance coverage may be obtained under a blanket policy carried by Buyer or its agents, consultants or contractors, as the case may be. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any intrusive or destructive testing of the Property, including without limitation a “Phase II” environmental assessment, (“Physical Testing”) without in each instance first obtaining Seller’s written consent thereto, which consent Seller shall not unreasonably withhold. Prior to entering the Property (and on each and every occasion), Buyer shall deliver to Seller prior written notice thereof (or verbal notice wherein Buyer actually speaks with a representative of Seller (not a voicemail message) with written notice delivered immediately thereafter, if requested at such time), and shall afford Seller a reasonable opportunity to have a representative of Seller present to accompany Buyer while Buyer performs its evaluations, inspections, tests, Physical Testing and other investigations of the physical condition, including without limitation, the environmental condition, of the Property. Buyer also shall have the right to contact any governmental agency with respect to any Hazardous Materials (as defined below) on, or the environmental condition of, the Property, including, without limitation, in connection with a “Phase I” or “Phase II” environmental assessment. Prior to any such contact, Buyer shall give Seller written notice thereof (or verbal notice wherein Buyer actually speaks with a representative of Seller (not a voicemail message) with written notice delivered immediately thereafter, if requested at such time), and shall afford Seller a reasonable opportunity to have a representative of Seller present to accompany Buyer while Buyer contacts any such governmental agency. In addition, prior to any entry to perform any necessary on-site inspections, tests, Physical Testing or investigations with respect to the physical condition of the Property, Buyer shall give Seller written notice thereof (or verbal notice wherein Buyer actually speaks with a representative of Seller (not a voicemail message) with written notice delivered immediately thereafter, if requested at such time), including the identity of the company or party(s) who will perform such inspections, tests, Physical Testing or investigations and the proposed scope of the inspections, tests, Physical Testing or investigations, including, without limitation, the soil, drainage and seismic condition of the Property, its compliance with applicable laws, codes, regulations and governmental approvals, and the zoning, availability of utilities and feasibility of the Property for the use intended by Buyer. Seller shall approve or disapprove any proposed inspections, tests, Physical Testing or investigations and the party(s) performing the same within one (1) business day after receipt of such notice. Seller’s failure to advise Buyer of its disapproval of any proposed inspections, tests, Physical Testing or investigations and the party(s) performing the same within such one (1)- business day period shall be deemed Seller’s approval thereof, except to the extent said proposed inspections, tests, Physical Testing or investigations relate to “Phase II” environmental matters, in which event Seller’s failure to advise Buyer of its approval or disapproval of any proposed environmental inspections, tests or investigations and the party(s) performing the same within such one (1) business day period shall be deemed Seller’s disapproval thereof. Notwithstanding anything to the contrary contained in this Agreement, if Buyer believes that applicable law requires disclosure to any governmental authority or regulatory agency regarding any Hazardous Material on or environmental condition of the Property, including, without limitation, in connection with Buyer’s performance of a “Phase I” or “Phase II” environmental site assessment, Buyer shall so notify Seller and Seller shall determine whether disclosure is required and, if so, shall make such disclosure. If Seller determines that disclosure is required, Seller shall provide Buyer with evidence of Seller’s disclosure within the period within which such disclosure is required to be made. The term “Hazardous Materials” as used in this Agreement shall mean and refer to (a) any hazardous or toxic wastes, materials or substances, or chemicals, and other pollutants or contaminants, which are or become regulated by applicable local, state, regional and/or federal orders, ordinances, statutes, rules, regulations (as interpreted by judicial and administrative decisions) and laws; (b) asbestos, asbestos-containing materials or urea formaldehyde; (c) polychlorinated biphenyls; (d) flammables, explosive, corrosive or radioactive materials; (e) medical waste and biochemicals; and (f) gasoline, diesel, petroleum or petroleum by-products.
               4.2.1 Natural Hazard Disclosure Statement. Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Seller has or will have engaged the services of Disclosure Source (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations with respect to the natural hazards and to report the results of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Not later than ten (10) business days after the Effective Date, Seller shall deliver to Buyer a copy of a current Natural Hazard Disclosure Statement issued by the Natural Hazard Expert with respect to the Property.
          4.3 Indemnity. Buyer, at its sole cost and expense, shall comply with all applicable federal, state and local laws, rules, statutes, regulations, ordinances, or policies in conducting the Inspections and Physical Testing. Buyer and Buyer’s Agents shall keep the Property free clear of any liens arising from Buyer’s and Buyer’s Agent’s activities on the Property and shall hold harmless, protect, defend (with counsel reasonably acceptable to Seller) and indemnify Seller and Seller’s partners, members, trustees, directors, officers, shareholders, employees, representatives, property managers, asset managers, agents, attorneys, affiliated and related entities, heirs, successors and assigns (collectively, the “Indemnitees”) and the Property from and against any liabilities, claims, demands, judgments, causes of action, losses, costs, damages, penalties, fines, taxes, remedial actions, removal and disposal costs, investigation and remedial costs and expenses (including, without limitation, attorneys’, expert and consultant fees), whether direct or indirect, known or unknown (collectively, “Claims”) arising out of or in connection with (1) any injuries to persons (including death) or damage to any property; provided, however, that the foregoing indemnity shall not extend to any liabilities to the extent arising as a result of the mere discovery by Buyer of a pre-existing condition that has a deleterious effect on the Property, or (2) any mechanic’s, workers’ or other liens on the Property, by reason of or relating to the work or activities conducted on the Property by Buyer or Buyer’s Agents. The foregoing provisions shall not be limited by in any way by any other terms of this Agreement, and shall survive the Closing and/or the expiration or earlier termination of this Agreement. Buyer, at its sole cost and expense, shall clean up and repair the Property in whatever manner necessary after Buyer or Buyer’s Agents’ entry thereon so that the Property shall be returned to the same condition that existed prior to Buyer’s or Buyer’s Agents’ entry thereon; provided, however, that Buyer shall not have any obligation to clean up or repair any condition not caused by Buyer or Buyer’s Agents.
          4.4 Information. Seller shall promptly be provided with a copy of all Information that Buyer or Buyer’s Agents discover, obtain or generate in connection with or resulting from their Inspections, Physical Testing and work under paragraph 4.2, which Information shall be subject to the disclaimer set forth in paragraph 4.1 above. All such Information shall be deemed confidential, and Buyer shall not disclose or permit Buyer’s Agents to disclose to any third party, other than Buyer’s consultants, agents, lenders and attorneys associated with the applicable investigation of the Property and other than as may be required by applicable law (subject to the provisions of paragraph 4.2 above), the results of Buyer’s Inspection.
     5. Conditions to Closing.
          5.1 Buyer’s Conditions. The following conditions are conditions precedent to Buyer’s obligation to purchase the Property (the “Buyer’s Conditions Precedent”), which conditions are for the benefit of Buyer only and the satisfaction of which may be waived only in writing by Buyer:

               5.1.1 Buyer’s review and approval of title to the Property, as follows: Buyer shall obtain or Seller shall cause to be delivered to Buyer, a preliminary title report on the Property, issued by Title Company, accompanied by copies of all documents referred to in the preliminary title report (collectively, the “Preliminary Report”), and, if Buyer so elects, the Survey (or any update of Seller’s existing Survey). Buyer shall advise Seller, within thirty (30) days after the later of (a) Buyer’s receipt of the Preliminary Report, and (b) the Effective Date, what exceptions to title, if any, are objected to by Buyer. If Buyer fails to deliver a timely notice of any objections to such title exceptions, Buyer shall be deemed to have disapproved of such exceptions. If Buyer fails to obtain its own Survey (or update Seller’s existing Survey) and render objections to any matters described thereon within such thirty (30) -day period, any matters that would be disclosed by a Survey shall be deemed Approved Exceptions (as defined below). Seller shall have ten (10) days after receipt of Buyer’s objections to give Buyer: (i) notice that said exceptions will be removed on or before the Closing Date; or (ii) notice that Seller elects not to cause such exceptions to be removed. If Seller fails to give notice under either clause (i) or clause (ii), Seller shall be deemed to have elected not to cause such exceptions to be removed. Except as provided below, Seller shall have no obligation to remove or otherwise address Buyer’s objections to title. If Seller gives Buyer notice under clause (ii), Buyer shall notify Seller prior to the expiration of the Due Diligence Period, whether Buyer elects to proceed with the purchase or terminate this Agreement. If Buyer fails to give Seller the Election Notice prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to terminate this Agreement. If Buyer gives Seller the Election Notice prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to proceed with this Agreement and to accept title subject to the Approved Exceptions and the objected-to exceptions that Seller has not agreed to remove. The title exceptions approved pursuant to this paragraph 5.1.1 are referred to herein as the “Approved Exceptions”. Notwithstanding the foregoing, in no event shall any financing secured by the Property or any monetary liens (unless created by Buyer or Buyer’s Agents) other than supplemental taxes and property taxes, assessments, special assessments and the like not yet due and payable be deemed Approved Exceptions, and Seller agrees to remove any such exception at the Close of Escrow.
               5.1.2 Buyer’s review and approval, within the Due Diligence Period, of all physical characteristics and conditions of the Property, including the environmental condition thereof (including the approval of Phase I and Phase II Environmental Site Assessments of the Property if Buyer so desires, subject, however, to the provisions of paragraph 4.2 above), the condition of the Real Property, all governmental requirements and restrictions relating to the operation, use or occupancy of the Property, and any other factors as Buyer deems necessary to fully understand the Property and its suitability for Buyer’s intended use of the Property.
               5.1.3 Buyer’s review and approval in its sole discretion, for any reason or no reason, within the Due Diligence Period, of the Property Information, as defined herein. To the extent such items are in Seller’s possession, and are not either proprietary to Seller or subject to any agreement by Seller to maintain their confidentiality, within ten (10) business days after the Effective Date Seller shall provide to Buyer the following information and documents: any ALTA survey of the Property, environmental reports, including any environmental reports prepared by or on behalf of Seller, soils tests, building plans, surveys, engineering reports and leases (the “Property Information”). Seller has not undertaken any independent investigation as to the truth or accuracy of the Property Information and is providing the same solely as an accommodation to Buyer, and, except as expressly provided herein, without representation or warranty of any kind as to the thoroughness or accuracy of the information contained therein or Buyer’s ability to rely thereon. The provisions of this paragraph 5.1.3 shall survive Closing and/or any expiration or earlier termination of this Agreement, provided that following the Closing, Buyer shall be entitled to employ all data and information with respect to the Property as reasonably required in connection with the ownership and operation of the Property.
               5.1.4 Buyer’s review and approval of a Seller certificate pursuant to which Seller certifies to Buyer in writing, to Seller’s knowledge, that there have been no changes to the physical condition of the Real Property. The foregoing certificate shall be delivered to Buyer no sooner than thirty (30) days prior to the Close of Escrow and no later than fifteen (15) days prior to the Close of Escrow.
               5.1.5 As of the Due Diligence Period or the Extended Due Diligence Period, as applicable, the legislative entitlements for Buyer’s proposed development of the Real Property, specifically, a General Plan Amendment and zoning amendment (collectively, “Buyer’s Entitlements”), shall have been enacted by the City of San Jose. As used in this Agreement, “enacted” shall mean that the City Council of the City of San Jose has voted to enact the Buyer’s Entitlements, and that the thirty (30)- day period for filing a referendum petition on Buyer’s Entitlements shall have expired. If a valid referendum petition on Buyer’s Entitlements is timely filed, within ten (10) days thereafter Buyer, in its sole discretion, may waive this condition. If Buyer does not waive this condition within the ten (10)- day period, the condition shall be deemed unsatisfied, and the provisions of Paragraph 5.3 shall apply.
               5.1.6 Intentionally omitted.
               5.1.7 Seller shall have performed all obligations to be performed by Seller pursuant to this Agreement prior to Closing.
               5.1.8 Seller’s representations and warranties set forth herein shall have been true and correct as of the Effective Date and shall be true and correct as of the Closing Date, as if made by Seller effective as of the Closing Date.
               5.1.9 The Title Company shall be irrevocably and unconditionally committed to issue the Title Policy to Buyer as of the Closing Date, subject only to the Approved Exceptions.
     The Buyer’s Conditions Precedent are intended solely for the benefit of Buyer. If any of the Buyer’s Conditions Precedent are not satisfied in the time and manner specified above, Buyer shall have the right in its sole discretion either to terminate this Agreement by written notice to Seller and, subject to the provisions of paragraph 5.3 below, to recover the Deposit or to waive the Condition Precedent and proceed with the transaction provided for in this Agreement without reduction of the Purchase Price.
          5.2 Seller’s Conditions. The obligation of Seller to sell and convey the Property pursuant to this Agreement is subject to the satisfaction on or before the Closing Date (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent (“Seller’s Conditions Precedent”), which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:

               5.2.1 Delivery and execution by Buyer of all monies, items and instruments required to be delivered by Buyer pursuant to this Agreement;
               5.2.2 Buyer’s warranties and representations set forth herein shall be true and correct as of the Effective Date and shall be true and correct as of the Closing Date as if made by Buyer effective as of the Closing Date; and
               5.2.3 Buyer shall have performed each and every agreement to be performed by Buyer pursuant to this Agreement.
     The Seller’s Conditions Precedent are intended solely for the benefit of Seller. If any of the Seller’s Conditions Precedent are not satisfied in the time and manner specified above, Seller shall have the right in its sole discretion either to terminate this Agreement by written notice to Buyer and, subject to the provisions of paragraph 5.3 below, to return the Deposit to Buyer or to retain the Deposit, as applicable, or to waive the Condition Precedent and proceed with the transaction provided for in this Agreement without reduction of the Purchase Price.
          5.3 Failure of Conditions. If any of the conditions set forth in paragraphs 5.1 or 5.2 above are not timely satisfied or waived by the applicable party, for any reason other than the default of Buyer or Seller under this Agreement, then this Agreement and the rights and obligations of Buyer and Seller shall terminate and be of no further force or effect except as to those matters as specifically stated in this Agreement to survive expiration or early termination, in which case the Title Company is hereby instructed to return promptly to Buyer the Deposit in accordance with paragraph 4.1 and to the party which placed such items into Escrow the documents that are held by the Title Company on the date of termination. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge that, if Buyer elects to extend the Due Diligence Period pursuant to paragraph 4.1.1 above, the Initial Deposit and the Additional Deposit become non-refundable to Buyer except (i) in the event of a default by Seller hereunder (in which event the provisions of paragraph 6.2 shall apply), or (ii) in the event of a failure of any of Seller’s representations or warranties contained herein due to changed circumstances not caused by an act of Seller (as opposed to Seller’s breach or inaccuracy in any representation of Seller as of the date of this Agreement pursuant to paragraph 8 below) as of the Close of Escrow, in which case Buyer shall have the option either to (i) proceed with the Closing and the Deposit shall be applied to the Purchase Price, or (ii) terminate this Agreement and the Deposit shall be returned to Buyer. Consequently, except as set forth in the preceding sentence, if Buyer terminates this Agreement pursuant to this paragraph 5.3 at any time after Buyer’s election to extend the Due Diligence Period, Title Company hereby is instructed to promptly release the Deposit to Seller.
          5.4 Satisfaction of Conditions. The occurrence of the Closing shall constitute satisfaction of conditions set forth in paragraphs 5.1 and 5.2 not otherwise specifically satisfied or waived by Buyer or Seller.

     6. Remedies.
          6.1 LIQUIDATED DAMAGES. IF ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGES CAUSED BY BUYER’S DEFAULT UNDER THIS AGREEMENT. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, IT WOULD BE REASONABLE AT SUCH TIME TO AWARD SELLER “LIQUIDATED DAMAGES” EQUAL TO THE AMOUNT OF THE DEPOSIT PREVIOUSLY PAID BY BUYER. THEREFORE, IF ESCROW FAILS TO CLOSE DUE TO BUYER’S DEFAULT UNDER THIS AGREEMENT, THIS AGREEMENT SHALL TERMINATE, ESCROW HOLDER SHALL CANCEL THE ESCROW AND SELLER SHALL BE ENTITLED TO RETAIN THE PORTION OF THE DEPOSIT PREVIOUSLY PAID BY BUYER AND RELEASED TO SELLER. RETENTION OF THE NONREFUNDABLE DEPOSIT BY SELLER SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT ESCROW FAILS TO CLOSE DUE TO A BREACH BY BUYER, AND SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST BUYER, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE. THE PAYMENT AND RETENTION OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. IN ADDITION, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 6.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, OR (B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY EXECUTING THIS PARAGRAPH 6.1 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. UPON TERMINATION OF THIS AGREEMENT AS PROVIDED HEREIN, NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO RETAIN SUCH LIQUIDATED DAMAGES AND BUYER’S SURVIVING OBLIGATIONS.

INITIALS:	Seller	/s/ AB	Buyer	/s/ ES/DH

          6.2 Buyer’s Remedies. In the event Close of Escrow does not occur by reason of any breach or default by Seller under this Agreement, including any breach or inaccuracy in any representation made by Seller pursuant to paragraph 8 below as of the date of this Agreement (as opposed to a failure of such representation due to changed circumstances not caused by an act of Seller), Buyer’s remedies shall be limited to either (i) the termination of this Agreement, in which event Buyer shall be entitled to the return of the Deposit, and all accrued interest thereon, and Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket costs and expenses incurred by Buyer in entering into this Agreement and conducting its due diligence investigation of the Property and the processing of Buyer’s Entitlements, up to but not in excess of $250,000.00, as evidenced by reasonable documentation with respect thereto, which return and recovery shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (ii) an action for specific performance; provided, however, that if an action for specific performance is not available solely because of any act of Seller in breach of this Agreement, and at the time of such act Buyer is not then in breach or default under this Agreement, Buyer shall have the right, in lieu thereof, to bring an action for its monetary damages resulting from Seller’s default hereunder in an amount not to exceed Three Million Dollars ($3,000,000.00). Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit (if applicable) and reimbursement for Buyer’s reasonable out-of-pocket costs as described herein if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before ninety (90) days following the date upon which the Closing Date was to have occurred. Except for, and in consideration of, the foregoing right of Buyer to sue for specific performance (or to bring an action for monetary damages, where specific performance is not available solely for the reason set forth in subparagraph (ii) above), or alternatively, to obtain a refund of the Deposit and reimbursement of Buyer’s documented and reasonable out-of-pocket expenses incurred in performing its inspections, investigations and other due diligence review of the Property, Buyer hereby waives any other remedies available at law or in equity. Except as expressly provided above, Buyer expressly waives its rights to seek damages if the Closing does not occur in the event of Seller’s default hereunder. Buyer acknowledges and agrees that the limitation of Buyer’s remedies to those set forth in this paragraph 6.2 was negotiated by Seller as an integral and material part of the transaction contemplated by this Agreement and that Seller would not have entered into this Agreement but for Buyer’s agreement to limit its remedies as provided herein.
          Buyer’s Initials: /s/ ES/DH
          6.3 Limitations on Seller’s Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT WILL SELLER OR ANY OTHER INDEMNITEE BE LIABLE TO BUYER IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY CLOSING DOCUMENT OTHER THAN ANY INTENTIONAL OR NEGLIGENT MISREPRESENTATION BY SELLER. IN ADDITION, IN NO EVENT WILL SELLER OR ANY OTHER INDEMNITEE BE LIABLE TO BUYER UNLESS AND UNTIL THE AGGREGATE AMOUNT OF DAMAGES FOR WHICH SELLER IS OBLIGATED TO PAY OR INDEMNIFY BUYER PURSUANT TO THIS AGREEMENT EXCEEDS THE SUM OF FIVE THOUSAND DOLLARS ($5,000.00) (THE “BASE AMOUNT”) WHEREUPON SELLER SHALL BE LIABLE FOR ALL SUCH DAMAGES, INCLUDING THE BASE AMOUNT, BUT, NOTWITHSTANIDNG ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT WILL SELLER BE LIABLE TO BUYER FOR ANY DAMAGES TO THE BUYER IN EXCESS OF THE SUM OF ONE MILLION DOLLARS ($1,000,000.00); PROVIDED, HOWEVER, THAT THE LIMITATION ON SELLER’S LIABILITY IN THE EVENT THAT SPECIFIC PERFORMANCE IS NOT AVAILABLE TO BUYER SOLELY FOR THE REASON SET FORTH IN SUBPARAGRAPH (ii) OF PARAGRAPH 6.2 ABOVE SHALL REMAIN AN AMOUNT NOT TO EXCEED THREE MILLION DOLLARS ($3,000,000.00) AS SET FORTH IN PARAGRAPH 6.2.
          Buyer’s Initials: /s/ ES/DH

          6.4 Waiver. Buyer hereby acknowledges that it has read and is familiar with the provisions of California Civil Code Section 1542, which is set forth below: By initialing below, Buyer hereby waives the provisions of Section 1542 solely in connection with the matters which are the subject of the foregoing waivers and releases:
          “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
          Buyer’s Initials: /s/ ES/DH
          6.5 Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, if any representation and warranty made by Seller pursuant to paragraph 8 below was an intentional or negligent misrepresentation as of the date of this Agreement, and Buyer discovers such intentional or negligent misrepresentation during the period commencing with the date of the Closing until the last day of the Survival Period (as defined in paragraph 8 below), Buyer shall have the right, during the Survival Period and as its sole remedy, to bring an action against Seller for its monetary damages resulting from such intentional or negligent misrepresentation, subject to the limitation on Seller’s liability in an amount not to exceed One Million Dollars ($1,000,000.00), as more particularly set forth in paragraph 6.3 above.
          6.6 Survival. All of the foregoing waivers and releases by Buyer set forth in this paragraph 6 shall survive any expiration or earlier termination of this Agreement, and shall not be deemed merged into any instrument or conveyance delivered at Closing.
     7. Closing and Escrow.
          7.1 Escrow Instructions. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as instructions to Escrow Holder for the consummation of the purchase and sale contemplated hereby. Seller and Buyer each shall have the right to execute such additional escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; provided, however, in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.
          7.2 Closing Date. The closing of the purchase and sale contemplated hereunder (the “Closing”) shall take place on the earlier to occur of (i) five (5) days following the enactment of Buyer’s Entitlements as set forth in paragraph 5.1.5, or (ii) August 1, 2006 (the “Closing Date” or “Close of Escrow”), or such earlier date as Buyer and Seller may agree upon in writing.

          7.3 Seller’s Deposits. At or before the Closing (except to the extent otherwise specifically provided below), Seller shall deliver to Escrow Holder the following:
               (i) the Grant Deed, duly executed and acknowledged by Seller;
               (ii) the Assignment, duly executed by Seller;
               (iii) an affidavit pursuant to Section 1445(b)(2) of the Federal Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code (the “Nonforeign Affidavit”);
               (iv) a properly executed California Withholding Exemption Certificate (Form 593-C) certifying that Buyer is not required to withhold any portion of the Purchase Price at the Close of Escrow (the “California Form 593-C”);
               (v) such proof of Seller’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company; and
               (vi) any other instruments, records or correspondence called for hereunder which have not previously been delivered. Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.
          7.4 Buyer’s Deposits. At or before the Closing, Buyer shall deliver to Escrow Holder the following:
               (i) the balance of the Purchase Price and such additional sums necessary to pay Buyer’s share of Closing Costs fees and prorations as more particularly described in paragraph 7.6 below;
               (ii) the Assignment, duly executed by Buyer;
               (iii) such proof of Buyer’s authority and authorization to enter into this Agreement and consummate the transaction contemplated by this Agreement, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company or Seller; and
               (iv) any other instruments, records or correspondence called for hereunder which have not previously been delivered. Seller may waive compliance on Buyer’s part under any of the foregoing items by an instrument in writing.
          7.5 Deposits Required by Escrow Holder. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

          7.6 Prorations. The following are to be apportioned as of the Closing Date, as follows:
               (i) Real Estate Tax and Assessments. General real estate taxes and any assessments shall be prorated as of the Closing Date.
               (ii) Closing Costs. Seller shall pay the CLTA portion of the premium for the Title Policy, the recording fees for the Grant Deed, one-half of the escrow fees. Seller shall pay the County of Santa Clara documentary transfer taxes and one-half of the City of San Jose transfer taxes. Buyer shall pay the ALTA portion of the premium for the Title Policy, one-half of the escrow fees and one-half of the City of San Jose transfer taxes. All other costs and charges of the escrow for the sale not otherwise provided for in this paragraph or elsewhere in this Agreement shall be paid in accordance with the custom in Santa Clara County. The parties shall each pay their own legal fees, if any are incurred.
          If any information needed for the proration of any item is not available at the Closing, the parties shall re-prorate such item after Closing and payment shall be made promptly to the party entitled thereto. After the Closing, Seller shall remain solely responsible for and shall promptly pay before delinquency any real estate taxes and assessments for the Property relating to periods prior to the Closing Date. The provisions of this paragraph shall survive the Close of Escrow.
          7.7 Escrow Holder’s Actions. On the Closing Date, when Escrow Holder holds the items required to be deposited into escrow by Seller and Buyer as described above and Title Company is prepared to issue and deliver the Title Policy to Buyer, Escrow Holder is instructed and authorized to (i) record the Grant Deed in the Office of the County Recorder of Santa Clara County; (ii) pay any transfer taxes; (iii) instruct the County Recorder to return the Grant Deed to Buyer (with a copy to Seller); (iv) disburse to Seller from the funds deposited into Escrow by Buyer the Purchase Price less Seller’s escrow and cash charges as described herein; (v) disburse to the appropriate party from funds deposited into escrow by Buyer amounts toward payment of all other items chargeable to the account of Buyer hereunder, and disburse the balance of such funds, if any, to Buyer; and (vi) deliver to Buyer one original of the Assignment, the Nonforeign Affidavit, the California Form 593-C and the Title Policy, with one original of the Assignment and copies to Seller of all of the foregoing except for the Title Policy.
          7.8 Escrow Cancellation Charges. If the Closing does not occur because of the default of a Party, the defaulting Party shall bear all Escrow Cancellation Charges. If the Closing does not occur for any reason other than a default of a Party, then Buyer and Seller shall each pay one-half (1/2) of any Escrow Cancellation Charges. As used herein, “Escrow Cancellation Charges” means all fees, charges and expenses incurred by Escrow Holder or third parties engaged by Escrow Holder, as well as all expenses related to the services of the Title Company in connection with the issuance of the Preliminary Report and other title matters.
     8. Seller’s Representations. Seller hereby makes the following representations and warranties, each of which shall be continuing and shall survive the Closing for a period of nine (9) months after the Closing (the “Survival Period”). Any claim based on any of the following representations and warranties must be filed, if at all, before the end of the Survival Period.

Whenever in this Agreement a representation or warranty is being made to Seller’s knowledge, such qualification indicates that the warranty is being made to the current actual knowledge of Ed Axelsen, Director of Real Estate, without any implied, imputed or constructive knowledge and without any independent investigation having been made or any implied duty to investigate. Seller represents that Mr. Axelsen is the person within Seller’s organization that is most knowledgeable regarding the matters described in such representations. No claim for a breach or failure of any representation or warranty of Seller shall be actionable or payable if the breach or failure in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period and any action shall have been commenced by Buyer against Seller within nine (9) months after Closing. Except as expressly set forth in this Agreement, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property.
          8.1 Hazardous Materials. Except to the extent disclosed in the Property Information, or disclosed to Buyer through any Physical Testing or inspection of the Property or otherwise, to Seller’s knowledge, during Seller’s ownership of the Property there has been no production, disposal, release or storage by Seller on or at the Property of any Hazardous Material in violation of any applicable laws relating thereto.
          8.2 Notices of Violation. Except to the extent disclosed in the Property Information, or disclosed to Buyer through any Physical Testing or inspection of the Property or otherwise, Seller has not received and, to Seller’s knowledge, Seller is not aware of, any written notice from any governmental authority that any condition at the Property violates any material provision of applicable building codes, zoning or land use laws, other local, state or federal laws and regulations, or restrictive easements or covenants affecting the Property.
          8.3 Possession. Except to the extent disclosed in the Property Information, or disclosed to Buyer through any Physical Testing or inspection of the Property or otherwise, there are no parties in possession or occupancy of any of the Property or any parts thereof except for that certain lease, dated as of May 16, 2005 (“Lease”), between Seller, as Lessor, and Preston Pipelines, a California corporation, as Lessee, which Lease may be terminated by either party upon thirty (30) days’ prior written notice, nor, except pursuant to the Lease, are there any parties who have any possessory rights with respect to any of the Property or any part thereof.
          8.4 Condemnation. Except to the extent disclosed in the Property Information, or disclosed to Buyer through any Physical Testing or inspection of the Property or otherwise, Seller has not received written notice from any governmental authority of any existing, pending or threatened condemnation or taking by eminent domain of any part of the Property.
          8.5 Litigation. Except to the extent disclosed in the Property Information, or disclosed to Buyer through any Physical Testing or inspection of the Property or otherwise, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller’s ability to perform hereunder. Except to the extent disclosed in the Property Information, or disclosed to Buyer through any Physical Testing or inspection of the Property or otherwise, Seller has not received written notice of any threatened litigation relating to the Property.

          8.6 Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller and this Agreement constitutes the legal, valid and binding obligation of Seller. The person executing this Agreement on behalf of Seller is duly authorized to do so.
          8.7 Due Formation; Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to transact business in the State of California. Seller has full capacity, right, power and authority to enter into this Agreement and to perform its obligations hereunder. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement violates any provision of any agreement or document to which Seller is a party or by which Seller or the Property is bound. No consent from any third party is required before the Property may be conveyed to Buyer.
          8.8 Bankruptcy. Neither Seller, nor any entity or person that directly or indirectly owns or controls Seller is bankrupt or insolvent under any applicable Federal or state standard, nor has any such party filed for protection or relief under any applicable bankruptcy or creditor protection statute nor has any such party been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller is not entering into the transaction described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.
          8.9 Rights of Other Parties. Except for the Lease, to Seller’s knowledge, no party has a right of first opportunity, right of first refusal, right of first offer, or any similar right to purchase or lease any portion of the Property and that Seller will not enter into negotiations with any other party for the sale and/or lease of the Property while this Agreement is in effect.
     9. Buyer’s Representations; As-Is Acquisition, General Release and Indemnity.
          9.1 Buyer’s Representations. Buyer hereby makes the following representations and warranties, each of which shall survive the Close of Escrow for a period of twelve (12) months:
               a. Authority. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Seller. The persons executing this Agreement on behalf of Buyer are duly authorized to do so.
               b. Due Formation; Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and authorized to transact business in the State of California. Buyer has full capacity, right, power and authority to enter into this Agreement and to perform its obligations hereunder. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement violates any provision of any agreement or document to which Buyer is a party or by which Buyer or the Property is bound. No consent from any third party is required before any of the Property may be acquired by Buyer.

               c. Bankruptcy. Neither Buyer, nor any entity or person that directly or indirectly owns or controls Buyer is bankrupt or insolvent under any applicable Federal or state standard, nor has any such party filed for protection or relief under any applicable bankruptcy or creditor protection statute nor has any such party been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Buyer is not entering into the transaction described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.
               d. Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.
               e. No Encumbrance. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Property in any way which shall not be removed before the Closing or termination of this Agreement, as applicable, or which shall not be assumed by Buyer at the Closing, nor shall Buyer, at any time, record this Agreement or a memorandum thereof.
               f. Principal; Financial Resources. Buyer is acting as a principal in connection with the transaction as contemplated by this Agreement and will possess as of the Closing the financial resources (either with an equity partner or through an acquisition loan) to timely consummate the purchase and sale transaction contemplated by this Agreement.
               g. No Reliance on Documents. All materials, data and Property Information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller nor any person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.
     9.2 Buyer’s Release. Except for any intentional or negligent misrepresentations of Seller relating to this Agreement, Buyer on its own behalf and on behalf of Buyer’s Agents hereby agrees that each of Seller and the Indemnitees shall be, and are hereby, fully and forever released and discharged from any and all Claims with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including, without limitation, the physical, environmental and structural condition of the related Land or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property. Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Sections 9601 et seq. and California Health and Safety Code Sections 25300 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against Seller and the Indemnitees or their agents in connection with Claims described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:
          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR
and all similar provisions or rules of law. Buyer elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by Buyer. The aforementioned release shall not include or be applicable to any Claims arising out of the entry into or performance of this Agreement by Seller nor any Claims directly resulting from or relating to a breach by Seller of any of the representations made in paragraph 8 hereof so long as any such Claim (in each instance) is made by Buyer within the nine (9) month survival period specified in paragraph 8 above. After the expiration of said nine (9) month period the aforementioned release will also include all Claims resulting from or relating to any breach by Seller of the representations made in paragraph 8 of this Agreement. In this connection and to the greatest extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder. Without limiting the foregoing, if Buyer has actual knowledge of (a) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement and/or (b) any breach or inaccuracy in any representation of Seller pursuant to paragraph 8 above as of the date of this Agreement (as opposed to a failure of such representation due to changed circumstances not caused by an act of Seller), and Buyer nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Buyer shall be conclusively deemed to have waived any such default and/or breach or inaccuracy and shall have no Claim against Seller or hereunder with respect thereto. Notwithstanding anything to the contrary contained herein, if Buyer obtains actual knowledge of any material default by Seller or any such breach or inaccuracy in any such representation of Seller which, in Buyer’s reasonable judgment, would have a material adverse effect on the Property or on Buyer’s intended development of the Property, Buyer may terminate this Agreement and receive a return of the Deposit upon written notice to Seller within five (5) days after Buyer learns of such default or breach if, within five (5)

days after Buyer’s notice to Seller, Seller notifies Buyer in writing that Seller elects not to cure or remedy any such default or breach. Failure by Seller to so notify Buyer shall be deemed Seller’s election not to cure or remedy any such default or breach or inaccuracy. Upon such termination, Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket costs and expenses incurred by Buyer in entering into this Agreement and conducting its due diligence investigation of the Property and the processing of Buyer’s Entitlements, up to but not in excess of $250,000.00, as evidenced by reasonable documentation with respect thereto, and thereafter the parties shall have no further obligations hereunder except for Buyer’s and Seller’s Surviving Obligations. Notwithstanding anything to the contrary herein, subject to Buyer’s termination and recovery right described above, Seller shall not have any liability whatsoever to Buyer with respect to any matter disclosed to or discovered by Buyer or its agents or representatives prior to the Closing Date.
          Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this paragraph 9.2. Seller and Buyer have each initialed this paragraph 9.2 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this paragraph 9.2 shall survive the Closing and/or any expiration or earlier termination of this Agreement, and shall not be deemed merged into any instrument or conveyance delivered at the Closing.
          SELLER’S INITIALS: /s/ AB              BUYER’S INITIALS:/s/ ES/DH
          9.3 As-Is Condition of Property. Buyer specifically acknowledges, represents and warrants that prior to Closing, it and its agents and representatives will have thoroughly inspected the Property and observed the physical characteristics and condition of the Property. By Buyer purchasing the Property and upon the occurrence of the Closing, Buyer waives any and all right or ability to make a claim of any kind or nature against Seller or any Indemnitee (except for claims reserved pursuant to paragraph 6.5 above) for any and all deficiencies or defects in the physical characteristics and condition of the Property which would be disclosed by such inspection, and expressly agrees to acquire the Property with any and all of such deficiencies and defects and subject to all matters disclosed by Seller herein or in any separate writing with respect to the Property and/or disclosed in and set forth in the Natural Hazard Disclosure Statement for the Property. Buyer further acknowledges and agrees that except for any representations expressly made by Seller in paragraph 8 of this Agreement, neither Seller nor any of Seller’s employees, agents or representatives have made any representations, warranties or agreements by or on behalf of Seller of any kind whatsoever, whether oral or written, express or implied, statutory or otherwise, as to any matters concerning the Property, the condition of the Property, the size of the Land, the present use of the Property or the suitability of Buyer’s intended use of the Property. Buyer hereby acknowledges, agrees and represents that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, “AS IS”, “WHERE IS” AND WITH ALL FAULTS, and that no patent or latent defect or deficiency in the condition of the Property, whether or not known or discovered, shall affect the rights of either Seller or Buyer hereunder nor shall the Purchase Price be reduced as a consequence thereof. Any and all information and documents furnished to Buyer by or on behalf of Seller relating to the Property shall be deemed furnished as a courtesy to Buyer but without any warranty of any kind from or on behalf of Seller. Buyer hereby represents and warrants to Seller that Buyer has performed an independent inspection and investigation of the Property and has also investigated and has knowledge of operative or proposed governmental laws and regulations, including, without limitation, land use laws and regulations to which the Property may be subject. Buyer further represents that, except for any representations expressly made by Seller in paragraph 8 of this Agreement, it shall acquire the Property solely upon the basis of its independent inspection and investigation of the Property, including, without limitation, (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, appurtenances, access, landscaping, sewage, and utility systems, facilities and appliances, soils, geology and groundwater, or whether the Land lies within a special flood hazard area, an area of potential flooding, a very high fire hazard severity zone, a wildland fire area, an earthquake fault zone or a seismic hazard zone, (ii) the dimensions or lot size of the Land, (iii) the development or income potential, or rights of or relating to, the Property or its use, habitability, merchantability or fitness, or the suitability, value or adequacy of such Property for any particular purpose, (iv) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or regulatory agency or authority or of any other person or entity (including, without limitation, the American with Disabilities Act), (vi) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for Buyer’s intended use or development of the Property, (vii) the presence or absence of Hazardous Materials on, in, under, above or about the Property or any adjoining or neighboring property, (viii) the condition of title to the Land, (ix) any agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property, (x) Seller’s ownership of the Property or any portion thereof, or (xi) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the Property. Without limiting the generality of the foregoing, Buyer expressly acknowledges and agrees that Buyer is not relying on any representation or warranty of Seller, nor any member partner, officer, employee, attorney, property manager, agent or broker of Seller, whether implied, presumed or expressly provided at law or otherwise, arising by virtue of any statute, common law or other legally binding right or remedy in favor of Buyer except as expressly provided in paragraph 8 above. Buyer further acknowledges and agrees that Seller is not under any duty to make any inquiry regarding any matter that may or may not be known to the Seller or any member, partner, officer, employee, attorney, property manager, agent or broker of Seller.
          SELLER’S INITIALS: /s/ AB              BUYER’S INITIALS: /s/ ES/DH
Any reports, repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property or to cure any violations of law or to comply with the requirements of any insurer. Buyer is solely responsible for obtaining any certificate of occupancy or any other approval or permit necessary for transfer or occupancy of the Property and for any repairs or alterations necessary to obtain the same, all at Buyer’s sole cost and expense. The provisions of this paragraph 9.3 shall survive the Closing and/or any expiration or earlier termination of this Agreement, and shall not be deemed merged into any instrument or conveyance delivered at the Closing.
     10. Possession. Possession of the Property shall be delivered to Buyer on the Closing Date free and clear of all tenancies and other third party occupancy rights.
     11. Maintenance of the Property. Between Seller’s execution of this Agreement and the Closing, Seller shall maintain the Property in its present condition (“AS-IS”), subject to normal wear and tear, all in a manner consistent with Seller’s past practice. Seller shall notify Buyer in writing if Seller becomes aware of any material change in the physical condition or operation of the Property.

     12. Buyer’s Consent to Contracts And Leases. Seller shall not, after the date of Seller’s execution of this Agreement, enter into any contract or lease affecting the Property which would remain in effect after the Close of Escrow without in each case obtaining Buyer’s prior written consent thereto, which consent shall not be unreasonably withheld.
     13. Damage or Destruction. If, prior to the Closing, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. Neither party shall have the right to terminate this Agreement, but Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all insurance proceeds, if any, payable to Seller with respect to such destruction (but not in excess of the Purchase Price) and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price. Seller shall keep its present casualty insurance and, to the extent Seller carries it, earthquake insurance with respect to the Property in full force and effect until Closing.
     14. Condemnation. In the event that all or any substantial portion of the Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing, Buyer, at its option, may either (i) terminate this Agreement by written notice thereof to Seller and, subject to the provisions of paragraph 5.3 above, receive an immediate refund of the Deposit, together with any interest earned thereon, or (ii) proceed to close the transaction contemplated herein pursuant to the terms hereof in which event Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller and there shall be no reduction in the Purchase Price. For purposes of this provision, a “substantial portion” of the Property shall mean (a) more than five percent (5%) of the Property is taken; or (b) the access to the Property is materially reduced or restricted. In the event that a portion of the Property less than a substantial portion is taken, or Buyer elects not to terminate this Agreement, Buyer shall proceed to close the transaction contemplated herein and there shall be no reduction in the Purchase Price and Seller shall assign and turn over to Buyer and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller.
     15. Miscellaneous.
          15.1 Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been received on the date (i) of hand delivery to the receiving Party, (ii) of delivery by telecopy transmission as evidence by confirmation of transmission, provided such transmission is sent prior to 5:00 p.m. PST or if sent after 5:00 p.m. PST, then the next business day, (iii) one business day following delivery to a reputable overnight courier, or (iv) three (3) days after being deposited in the U.S. Mail, certified mail return receipt requested. Mailed or couriered notices shall be addressed as set forth below.

If to Seller:	Palm, Inc.
950 W. Maude Avenue
Sunnyvale, California 94085
Attn: Ed Axelsen, Director of Real Estate
Telephone No.: (408) 617-7396
Telecopy No.: (408) 617-0100

With copy to:	GCA Law Partners LLP
1891 Landings Drive
Mountain View, California 94043
Attn: Deborah C. Aikins
Telephone No.: (650) 237-7216
Telecopy No.: (650) 428-3901

If to Buyer:	Hunter/Storm, LLC
20725 Valley Green Drive, Suite 200
Cupertino, CA 95014
Attn: Edward D. Storm
Telephone No.: 408-287-8402
Telecopy No.: 408-996-8301

With copy to:	Berliner Cohen
Ten Almaden Blvd., Eleventh Floor
San Jose, CA 95113
Attention: Mark Makiewicz
Telephone No.: 408-286-5800
Telecopy No.: 408-998-5388
or such other address as either party may from time to time specify in writing to the other.
          15.2 Brokers. Seller has been represented by Cornish & Carey Commercial in connection with this transaction. Buyer has been represented by BT Commercial in connection with this transaction. Each Party shall be solely responsible for compensating its respective broker for services provided in connection with this transaction pursuant to separate written agreements with such brokers. Except as provided above, neither Party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any other real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated herein. If any other broker or finder perfects a claim for a commission or finder’s fee based upon any such contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. The provisions of this paragraph shall survive the Closing.
          15.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, administrators and assigns.
          15.4 No Oral Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

          15.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
          15.6 Merger Prior to Amendments. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.
          15.7 Negotiated Agreement. Seller and Buyer acknowledge that this Agreement has been negotiated and that each party has had an opportunity to have the Agreement reviewed by legal counsel. Accordingly, notwithstanding the fact that this Agreement was prepared by Buyer’s counsel, the doctrine that ambiguities in an agreement shall be construed against the drafting party shall not be employed in connection with this Agreement.
          15.8 Enforcement. If either Party commences legal proceedings to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its attorneys’ fees and court costs incurred therein.
          15.9 Time of the Essence. Seller and Buyer agree that time is of the essence of this Agreement. If either Party fails to perform an obligation contained herein by the date such performance is required, it shall not be deemed to be unreasonable for the other party to pursue its remedies hereunder, including termination of this Agreement. Should any period of time prescribed herein end on a Saturday, Sunday or legal holiday (recognized in San Francisco, California), the period of time shall automatically be extended to 11:59 p.m. (or such other time as is expressly provided herein) of the next full business day.
          15.10 Severability. If any provision of this Agreement or the application thereof to any person, place or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.
          15.11 Tax Deferred Exchange. Both Parties shall have the right to complete the transaction contemplated by this Agreement as an exchange which will qualify for nonrecognition of gain under Section 1031 of the Internal Revenue Code of 1986, as amended. Both Parties agree to reasonably cooperate in effecting such an exchange transaction if requested to do so by the other but at no cost to the non-exchanging party and without (i) accepting title to any other property other than the Real Property, (ii) executing any promissory notes, deeds of trust or other agreements (other than an acknowledgment of the assignment of rights to a qualified intermediary), and (iii) providing any representations, warranties or indemnities to any third party. In the event of such exchange, the exchanging party shall indemnify and hold the non-exchanging party harmless from any and all liabilities, losses and expenses (including attorney’s fees) incurred by the non-exchanging party arising from such exchange, which liabilities, losses and expenses would not have been incurred if there had not been a exchange of properties. This indemnity and hold-harmless shall survive the Close of Escrow.

          15.12 Assignment. Except as provided below, Buyer shall not assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall have the right to assign this Agreement without Seller’s consent to an entity that controls, is controlled by or under common control with Buyer, provided that Buyer notifies Seller in writing of such assignment prior to the Close of Escrow and delivers a copy of a fully executed written assignment at the Close of Escrow. Notwithstanding Seller’s consent to any assignment, where consent is required, and notwithstanding Buyer’s assignment to an entity that controls, is controlled by or under common control with Buyer, no such assignment or delegation will release Buyer from any of its obligations under this Agreement.
          15.13 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document. Seller and Buyer each (i) has agreed to permit the use from time to time, where appropriate, of facsimile signatures in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its respective facsimile signature, (iii) is aware that the other will rely on the facsimiled signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by facsimile only.
          15.14 Filing of Reports. The Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 as amended (and any similar reports or returns required under any state or local laws) in connection with the Closing.
          15.15 Third Party Beneficiaries. This Agreement is for the benefit of Buyer and Seller and their respective shareholders, partners and successors, and no third party shall be entitled to the benefit of any of the provisions of this Agreement.
          15.16 Survival. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.
          15.17 Mutual Cooperation. Each party hereto agrees to execute, acknowledge and deliver or to cause to have executed, acknowledged and delivered, such other and further instruments and documents as may reasonably be requested by the other to carry out this Agreement. Each party hereto shall use its good faith efforts to cause satisfaction of all conditions to its obligation under this Agreement, and to exercise good faith in fulfilling its obligations under this Agreement.
          15.18 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:		BUYER:

Palm, Inc., a Delaware corporation		Hunter/Storm, LLC, a California
limited liability company

By:	/s/ ANDREW J. BROWN	By:	/s/ EDWARD D. STORM
Name:	Andrew J. Brown	Name:	Edward D. Storm
Title:	Senior Vice President and	Title:	Managing Member
Chief Financial Officer
	(Principal Financial and	By:	/s/ DEKE K. HUNTER JR.
	Accounting Officer)	Name:	Deke K. Hunter Jr.
		Title:	Managing Member

EXHIBIT A
Legal description of the Real Property
[to be attached]

EXHIBIT B
Assignment and Assumption Agreement
     This Assignment and Assumption Agreement (the “Assignment”) is made and entered into as of this ___day of                     , 200___(“Assignment Date”), by and between Palm, Inc., a Delaware corporation (“Assignor”), and Hunter/Storm, LLC, a California limited liability company (“Assignee”), with reference to the following facts.
RECITALS
          A. Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Escrow Instructions, made and entered into as of                     , 2006 (the “Purchase Agreement”), pursuant to which Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor that certain unimproved real property located in the City of San Jose, County of Santa Clara, State of California, as more particularly described on Exhibit A attached hereto and made a part hereof (the “Real Property”), together with all of Seller’s right, title and interest in (i) all plans, specifications, maps, drawings and other renderings of the Real Property and all licenses and permits required in connection with the operation of the Property, (ii) all governmental zoning, use and operating permits, and all other governmental permits, licenses, approvals, applications, subdivision maps, entitlements, certificates, rights under development agreements, building permits, development allocations, and development rights relating to the Real Property and all utility and other permits relating to the Real Property; (iii) all warranties, claims, indemnities and any similar rights relating to and benefiting the Property or the assets transferred hereby; (iv) all intangible rights, goodwill and similar rights benefiting the Property; (v) all development rights benefiting the Property; and (vi) all rights, claims or awards benefiting the Property (collectively, the “Intangible Property”).
     1. Assignment and Assumption. Effective as of the Assignment Date, Assignor hereby grants, transfers, conveys, assigns and delegates to Assignee all of the rights and interests of Assignor in, to and under the Intangible Property. Effective as of the Assignment Date, Assignee hereby accepts such assignment and delegation by Assignor and agrees to fully perform and assume all the obligations of Assignor under the Intangible Property.
     2. No Warranties. Assignee does hereby covenant with Assignor, and represents and warrants to Assignor, that Assignor is transferring the Intangible Property (to the extent the terms of any of the foregoing do not limit or restrict such right) without any warranty or representation of any kind or nature. This Assignment shall not be construed as a representation or warranty by Assignor as to the transferability or enforceability of the Intangible Property, and Assignor shall have no liability to Assignee in the event that any or all of the Intangible Property (a) is not transferable to Assignee, or (b) is cancelled or terminated by reason of this Assignment or any acts of Assignee.
     3. Dispute Costs. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including without limitation, reasonably attorneys’ fees and costs. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Assignment shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Assignment and to survive and not be merged into any such judgment.
     4. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which shall taken together be deemed one document. Assignor and Assignee agree that the delivery of an executed copy of this Assignment by facsimile shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Assignment had been delivered.
     5. Survival. This Assignment and the provisions hereof shall inure to the benefit of and be binding upon the parties to this Assignment, and their respective successors, heirs and permitted assigns.
     6. Miscellaneous. This Assignment shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any term or condition of this Assignment shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce such provision hereof operate as a waiver of such provision or of any other provision hereof, nor constitute nor be deemed as a waiver or release of any other party for anything arising out of, connected with or based upon this Assignment.
     7. Limited Liability. This Assignment is made without recourse and without any express or implied representation or warranty of any kind or nature, except as expressly set forth herein or in the Purchase Agreement. Assignee and Assignor on its own behalf and on behalf of its agents, members, partners, employees, representatives, successors and assigns each hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Assignor or of Assignee, have any personal liability under this Assignment, or to any of the other’s creditors, or to any other party in connection with the Property.
     8. No Third Party Beneficiaries. Except as otherwise expressly set forth herein, Assignor and Assignee do not intend, and this Assignment shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Assignment.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the Assignment Date..

ASSIGNOR:	ASSIGNEE:

Palm, Inc., a Delaware corporation	Hunter/Storm, LLC, a California limited liability company

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A
Property

The land referred to in this report is situated in the State of California, County of and is described as follows:
All that certain Real Property in the City of San Jose, County of Santa Clara, State of California, described as follows:
PARCEL ONE:
All of Parcel 1, as shown upon that certain Map entitled, “Amended Parcel Map”, which Map was filed for record in the Office of the Recorder of the County of Santa Clara, State of California, on December 22, 1983 in Book 523 of Maps, at pages 7.
EXCEPTING THEREFROM:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of Parcel 1, as shown on the Amended Parcel Map recorded in Book 523 of Maps at page 7, Santa Clara County Records, being more particularly described as follows:
Beginning at the most Westerly corner of said Parcel 1, being on the Northeasterly line of North First Street; thence North 71°56’56” East, 341.59 feet along the Northerly line of said Parcel 1; thence South 37°32’48” West, 281.82 feet to said Northeasterly line of North First Street; thence along said Northeasterly line North 52°27’37” West, 193.00 feet to the true point of beginning.
ALSO EXCEPTING THEREFROM:
That portion described in the Grant Deed to the City of San Jose, a municipal corporation recorded August 20, 1987 in Book K267, page 156 Official Records of Santa Clara County and being more particularly described as follows:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of Parcel 1 as shown on the Amended Parcel Map recorded in Book 523 of Maps, at page 7, Santa Clara County Records, being also a portion of Parcel 2 as described in the deed recorded October 21, 1985 in Book J492 of Official Records at page 1703, Santa Clara County Records, being more particularly described as follows:
Beginning at the most Southerly corner of the parcel of land described in the deed recorded October 21, 1985 at Series Number 8564627, Book J492 of Official Records at page 1698, Santa Clara County Records; thence along the Southeasterly line of said parcel described in said deed recorded October 21, 1985, North 37°32’48” East, 281.82 feet to the Northwesterly line of said Parcel 2; thence along said Northwesterly line the following three courses: North 37°32’48” East, 20.53 feet; thence along a curve to the right having a radius of 300.00 feet through a central angle of 7°12’ 34” for an arc length of 37.75 feet; thence North 44°45’22” East, 261.02 feet to the Northeasterly line of said Parcel 2; thence along said Northeasterly South 45°14’38” East, 27.00 feet to a line that is parallel with and 27.00 Southeasterly of said Northwesterly line; thence along said parallel line South 44°45’22” West, 261.02 feet; thence along a curve to the left having a radius of 273.00 feet through a central angle of 7°12’34” for an arc length of 34.35 feet; thence South 37°32’48” West, 252.35 feet; thence along a curve to the left having a radius of 50.00 feet through a central of 90°00’00” for an arc length of 78.54 feet to the Northeasterly line of North First Street; thence along said Northeasterly line North 52°27’12” West, 77.00 feet to the point of beginning.

AND, IN ADDITION THERETO, THE FOLLOWING AREA:
TRANSFER AREA 1
Beginning at 4” x 4” stake marked A.D.C.M.1, standing on the Southerly line of the Alviso and Milpitas Road, from which stake a stone monument standing at the point of intersection of the South line of the Alviso and Milpitas Road with the center line of the San Jose and Alviso Road bears West 28.14 chains; running thence along the South line of the Alviso and Milpitas Road East 38.88 chains to a 4” x 4” stake marked C.M.N.M.1; thence S 7 deg. 20’ E., 7.835 chains to a 4” x 4” stake marked C.M.N.M.2 standing on the Southerly line of the lands formerly belonging to the Estate of John W. Meads; thence along said Southerly line S 88 deg. 55’ W., 36.74 chains to a 4” x 4” stake marked M.4, thence S 59 deg. 57’ E., 1.322 chains to a 4” stake marked M.3; thence S 71 deg. 48’ W., 3.35 chains to a 4” x 4” stake marked A.D.C.M. 3; thence N 1 deg. 28’ W. 5.02 chains to a 4” x 4” stake marked A.D.C.M.2; thence N 10 deg. 18’ W., 5.474 chains to the place of beginning, and being Lot 2 as shown on the Map accompanying the report of the sole commissioner in the Partition of the Estate of John W. Meads, deceased.
Excepting therefrom a portion of that Parcel of Land described in the Deed Recorded September 21, 1966 as Instrument No. 3120626 in Book 7512, Page 79, Official Records of Santa Clara County, said portion being more particularly described as follows:
Commencing at the Northeasterly corner of that Parcel of Land described in the Deed to the State of California, Recorded November 15, 1957 in Volume 3937, Page 635, Official Records of Santa Clara County; thence along the Northerly line of said Parcel (7512 OR 79) S. 89 deg. 01’ 21” E., 2959.87 feet, and N 74 deg. 49’ 08” E., 1314.86 feet to the Easterly line of last said Parcel; thence along last said line S. 6 deg. 22’ 52” E., 76.47 feet; thence S. 80 deg. 54’ 25” W., 72.96 feet to a line parallel with and distant 67.83 feet Southerly at right angles, from the course described above as “N. 74 deg. 49’ 08” E., 1314.86 feet”; thence along said parallel line S. 74 deg. 49’ 08” W., 1034.16 feet; thence along a tangent curve to the right with a radius of 1395.00 feet through an angle of 16 deg. 09’ 31”, an arc length of 393.42 feet to a line parallel with and distant 65.59 feet Southerly, at right angles, from the course described above as “S. 89 deg. 01’ 21” E., 2959.87 feet”; thence along last said parallel line N. 89 deg. 01’ 21” W., 2767.11 feet to the Easterly line of said State of California parcel; thence along last said line N. 9 deg. 29’ 21” W., 66.70 feet to the point of commencement, as granted to the State of California by Deed Recorded February 17, 1970 Series No. 3764080, Book 8830, Page 352 and Series No. 3764081, Book 8830, Page 355, Official Records Santa Clara County.
ALSO EXCEPTING THEREFROM:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of the parcel of land described in the Deed recorded July 26, 1984 in Book 1749 of Official Records, page 539, Santa Clara County Records, and being more particularly described as follows:
Beginning at the most Westerly corner of Parcel 1, as shown on the Amended Parcel Map recorded in Book 523 of Maps, at page 7, Santa Clara County Records, said corner being on the Northeasterly line of North First Street; thence along the Northerly line of said Parcel 1, North 71°56’56” East 787.15 feet to the Westerly line of said parcel described in the said deed recorded July 26, 1984; thence along said Westerly line North 1°19’04” West 327.06 feet to the true point of beginning; thence continuing along said Westerly line North 1°19’04” West 4.26 feet; thence North 10°16’10” West 261.37 feet; thence leaving said Westerly line South 89°50’02” East 218.46 feet; thence South 0°09’58” West 88.17 feet; thence Southwesterly along a non-tangent curve to the left having a radius of 325.00 feet whose radius point bears South 43°03’16” East, through a central angle of 2°11’22” for an arc length of 12.42 feet; thence South 44°45’22” West 230.93 feet to the true point of beginning.

ALSO EXCEPTING THEREFROM:
That portion described in the Grant Deed to the City of San Jose, a municipal corporation, recorded August 20, 1987, in Book K267, page 162, Official Records, and being more particularly described as follows:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of the parcel of land described in the deed recorded July 26, 1984 in Book 1749 of Official Records, at page 539, Santa Clara County Records, being also a portion of the Parcel 4 as described in the deed recorded October 21, 1985 in Book J492 of Official Records, at page 1713, Santa Clara County Records, and being more particularly described as follows:
Beginning at the most Westerly corner of said Parcel 4; thence along the Northwesterly line of said Parcel 4, North 44°45’22” East 278.16 feet to the Westerly line of said Parcel described in said deed recorded July 26, 1984; thence along said Westerly line North 1°19’04” West 37.49 feet to the Southeasterly line of Parcel 3, as described in the deed recorded October 21, 1985 in Book J492 of Official Records, at page 1708, Santa Clara County Records; thence along said Southeasterly line North 44°45’22” East, 230.93 feet; thence Northeasterly along a curve to the right having a radius at 325.00 feet through a central angle of 45°24’36” for an arc length of 257.58 feet; thence South 89°50’02” East 2099.12 feet; thence along a curve to the left, having a radius of 2000.00 feet, through a central angle of 6°03’43” for an arc length of 211.60 feet; thence North 84°06’15” East 709.89 feet; thence along a curve to the right having a radius of 350.00 feet through a central angle of 31°13’08” for an arc length of 190.71 feet; thence South 64°40’37” East 358.91 feet; thence along a curve to the right having a radius of 226.00 feet through a central angle of 42°17’12” for an arc length of 166.890 feet to a point of reverse curvature; thence along a curve to the left having a radius of 173.00 feet through a central angle of 55°40’26” for an arc length of 168.10 feet to a point compound curvature; thence along a curve to the left having a radius of 43.00 feet through a central angle of 106°08’43” for an arc length of 79.66 feet to a point of reverse curvature; thence along a curve to the right having a radius of 1065.00 feet through a central angle of 2°47’46” for an arc length of 51.97 feet; thence South 1°24’49” West 358.65 feet; thence along a curve to the left having a radius of 931.00 feet through a central angle of 1°55’58” for an arc length of 31.40 feet to a point on the Westerly line of Zanker Road; thence along said Westerly line South 7°05’54” East 546.38 feet to the Southerly line of said parcel described in said Deed recorded July 26, 1984; thence along said Southerly line South 88°44’54” West 72.55 feet; thence Northwesterly along a non-tangent curve to the right having a radius of 226.00 feet whose radius point bears North 0°26’07” East, through a central angle of 67°10’28” for an arc length of 264.97 feet to a point of reverse curvature; thence along a curve to the left having a radius of 173.00 feet through a central angle of 42°17’12” for an arc length of 127.68 feet; thence North 64°40’37” West 358.91 feet; thence along a curve to the left having a radius of 297.00 feet through a central angle of 31°13’08” for an arc length of 161.83 feet; thence South 84°06’15” West 709.89 feet; thence along a curve to the right having a radius of 2053.00 feet through a central angle of 6°03’43” for an arc length of 217.71 feet; thence North 89°50’02” West 1574.68 feet; thence along a curve to the left having a radius of 50.00 feet, through a central angle of 90°50’02” for an arc length of 78.54 feet; thence South 0°09’58” West 247.88 feet; thence along curve to the right having a radius of 177.00 feet through a central angle of 37°22’50” for an arc length of 115.48 feet to said Southerly line, being also the Northwesterly corner of Parcel 1 shown on the Parcel Map recorded in Book 531 of Maps at page 42, Santa Clara County Records; thence along said Southerly line South 88°44’54” West 69.29 feet; thence leaving said line North

37°32’48” East 43.41 feet; thence along a curve to the left having a radius of 123.00 feet through a central angle of 37°22’50” for an arc length of 80.25 feet; thence North 0°09’58” East 247.88 feet; thence along a curve to the left, having a radius of 50.00 feet through a central angle of 90°00’00” for an arc length of 78.54 feet; thence North 89°50’02” West 365.69 feet; thence along a curve to the left having a radius of 280.00 feet through a central angle of 45°24’36” length of 221.92 feet; thence South 44°45’22” West 532.74 feet to the Southwesterly line of said Parcel 4; thence along said Southwesterly North 45°14’38” West 27.00 feet to the point of beginning.
Also excepting therefrom:
That portion thereof as shown in that Final Order of Condemnation recorded March 30, 1994 in Book N373, page 560, Official Records, and all that portion lying thereof and being more particularly described as follows:
All that certain real property situate in the City of San Jose, County of Santa Clara, described as follows:
Beginning at the Northwest corner of Parcel 3 as described in the deed from Highway 237 Associates, a California general partnership to John Arrillaga, et al, recorded October 21, 1985 in Book J492 of Official Records, at page 1708, Santa Clara County Records; thence from said point of beginning, along the Northerly prolongation of the Westerly line of said Parcel 3 North 9°29’16” West 11.25 feet; thence leaving said Northerly prolongation North 88°43’01” East 202.59 feet; thence North 89°49’56” East 330.95 feet; thence North 0°58’44” East 6.61 feet to a point in the Southerly line of that certain 6.465 acre parcel described in the deed from Edward S. J. Cali, et al., to the State of California, recorded February 17, 1970 in Book 8830 of Official Records, at page 352, Santa Clara County Records; thence along said Southerly line South 89°01’16” East 1954.77 feet; thence leaving said Southerly line South 86°14’18” East 317.01 feet to a point in the general Northerly line of the 6474 acre parcel described in the Deed from Metropolitan Life Insurance Company, a New York Corporation to the City of San Jose, a municipal corporation of the State of California recorded August 20, 1987 in Book K267 of Official Records at page 162, Santa Clara County Records; thence along said general Northerly line the following courses: South 84°55’33” West, 51.74 feet; thence from a tangent bearing of South 84°54’26” West along a curve to the right with a radius of 1999.89 feet, through a central angle of 6°03’42” for an arc length of 211.58 feet; North 89°01’32” West 2099.03 feet; and thence from a tangent bearing of North 89°01’57” West, along a curve to the left with a radius of 324.98 feet; through a central angle of 43°13’13” for an arc length of 245.14 feet, to the Southeasterly corner of Said Parcel 3; thence along the Easterly line of said Parcel 3, North 0°58’29” East 88.17 feet to the Northeast corner of said Parcel 3; thence along the Northerly line of said Parcel 3, North 89°01’31” West, 218.48 feet to the point of beginning.
ALSO EXCEPTING THEREFROM:
Beginning at the Southwest corner of that certain 6.465 acre parcel of land described in the Deed from Edward S. J. Cali, et al, to the State of California, recorded February 17, 1970 in Book 8830 of Official Records, at page 352, Santa Clara County Records, at page 352, Santa Clara County Records; thence from said point of beginning, along the Southerly line of said 6.465 acre parcel South 89°01’16” East 537.24 feet; thence leaving said Southerly line, at right angles South 0°58’44” West 6.61 feet; thence South 89°49’56” West 330.95 feet; thence South 88°43’01” West 202.59 feet to a point in the Southerly prolongation of the Westerly line of said 6.4675 acre parcel; thence along said Southerly prolongation North 9°29’16” West 21.59 feet to the point of beginning.

Also excepting therefrom:
Being a portion of that parcel of land described in the Deed recorded June 5, 1987 in Book K178 of Official Records, at page 366, Santa Clara County Records, and being more particularly described as follows:
Beginning at the Southeast corner of Lot 2 as shown on the Map accompanying the report of the Sole Commissioner in the Partition of the Estate of John W. Meads, Deceased, said point of beginning being also the Southwest corner of Lot 3 as shown on said Map; thence South 88°44’54” West, 1510.35 feet along the Southerly line of said Lot 2, to the Easterly line of Headquarters Drive, said point being on a nontangent curve concave to the West having a radius of 177.00 feet and from which a radial bears North 52°27’12” West; thence Northeasterly and Northerly 115.48 feet along the arc of said curve and through a central angle of 37°22’50”; thence North 00°09’58” East 247.90 feet along the Easterly line of Headquarters Drive, to a curve to the right having a radius of 50.00 feet; thence Northeasterly 78.53 feet along the arc of said curve and through a central angle of 90°00’00”; thence South 89°50’27” East 1574.10 feet along the Southerly line of Holger Way to the Easterly line of said Lot 2; thence South 07°30’06” East 366.03 feet along said Eastern line to the point of beginning.
AND, IN ADDITION THERETO, THE FOLLOWING AREA:
TRANSFER AREA 2
Real Property in the City of San Jose, County of Santa Clara, State of California described as follows:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of that parcel of land described in the Deed recorded May 3, 1979 in Book E464 of Official Records, at page 51, Santa Clara County Records, being more particularly described as follows:
Beginning at the most Westerly corner of Parcel 1, as shown on the Amended Parcel Map recorded in Book 523 of Maps, at page 7, Santa Clara County Records, said corner being on the Northeasterly line of North First Street; thence along the Northerly line of said Parcel 1, North 71°56’56” East 341.59 feet to the true point of beginning; thence continuing along said Northerly line North 71 deg. 56’ 56” East 358.60 feet; thence North 45 deg. 14’ 38” West 168.78 feet; thence South 44 deg. 45’ 22” West 260.95 feet; thence along a curve to the left, having a radius of 300.00 feet through a central angle of 7 deg. 12’ 34” 48” West 20.53 feet to the True Point of Beginning.
Excepting therefrom:
That portion described in the Grant Deed to the city of San Jose, A Municipal Corporation, recorded August 20, 1987 in Book K267, Page 156, Official Records of Santa Clara County, and being more particularly described as follows:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of Parcel 1, as shown on the Amended Parcel Map recorded in Book 523 D Maps, at Page 7, Santa Clara County Records, being also a portion of Parcel 2 as described in the Deed, recorded October 21, 1985 in Book J492 of Official Records, at Page 1703, Santa Clara County Records, being more particularly described as follows:
Beginning at the most Southerly corner of the Parcel of Land described in the Deed recorded October 21, 1985 at Series No. 8564627, Book J492 of Official Records, at Page 1698, Santa Clara County Records; thence along the Southeasterly line of said parcel described in said Deed recorded October 21, 1985, North 37 deg. 32’ 48” East 281.82 feet to the Northwesterly line of said Parcel 2; thence along said Northwesterly line the following three courses: North 37 deg. 32’ 48” East 20.53 feet; thence along a curve to the right having a radius of 300.00 feet through a central angle of 7 deg. 12’ 34” for an arc length of 37.75 feet; thence North 44 deg. 45’ 22” East 260.95 feet to the Northeasterly line of said Parcel 2; thence along said Northeasterly line South 45 deg. 14’ 38” East 27.00 feet to a line that is parallel with and 27.00 feet Southeasterly of said Northwesterly line; thence along said parallel line South 44 deg. 45’ 22” West, 260.95 feet; thence along a curve to the left having a radius of 273.00 feet through a central angle of 7 deg. 12’ 34” for an arc length of 34.35 feet; thence South 37 deg. 32’ 48” West 252.34 feet; thence along a curve to the left having a radius of 50.00 feet through a central angle of 90 deg. 00’ 00” for an arc length of 78.54 feet to the Northeasterly line of North First Street; thence along said Northeasterly line North 52 deg. 27’ 12” West 77.00 feet to the Point of Beginning.
AND IN ADDITION THERETO, THE FOLLOWING AREA:
TRANSFER AREA 3
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of that parcel of land described in the Deed recorded May 3, 1979 in Book E464 of Official Records at page 51, Santa Clara County Records, being more particularly described as follows:
Beginning at the most Westerly corner of Parcel as shown on the Amended Parcel Map recorded in Book 523 of Maps at page 7, Santa Clara County Records, said corner being on the Northeasterly line of North First Street; thence along the Northerly line of said Parcel 1, North 71 deg 56’ 56” East 700.17 feet to the True Point of Beginning; thence continuing along said Northerly line North 71 deg. 56’ 56” East 86.88 feet to the Easterly line of said parcel of land described in the Deed recorded May 3, 1979; thence along said Easterly line North 1 deg. 19’ 04” West 289.47 feet; thence leaving said Easterly line South 44 deg. 45’ 22” West 278.09 feet; thence South 45 deg. 14’ 38” East 168.78 feet to the True Point of Beginning.
Excepting therefrom:
That portion described in the Grant Deed to the City of San Jose, A Municipal Corporation recorded August 20, 1987 in Book K267, Page 162 Official Records, and being more particularly described as follows:
All that certain real property situate in the City of San Jose, County of Santa Clara, State of California, being a portion of Parcel of Land described in the Deed recorded July 26, 1984 in Book 1749 of Official Records at Page 539, Santa Clara County Records, being also a portion of Parcel 4 as described in the Deed recorded October 21, 1995 in Book J492 of Official Records at Page 1713, Santa Clara County Records, being more particularly described as follows:
Beginning at the Westerly corner of said Parcel 4; thence along the Northwesterly line of said Parcel 4, North 44 deg. 45’ 22” East 278.16 feet to the Westerly line of said parcel described in said Deed recorded July 26, 1984; thence along said Westerly line North 1 deg. 19’ 04” West 37.49 feet to the Southeasterly line of Parcel 3 as described in the Deed recorded October 21, 1985 in Book J492 of Official Records, at Page 1708, Santa Clara County Records; thence along said Southeasterly line North 44 deg. 45’ 22” East 230.93 feet; thence feet; thence Northeasterly along a curve to the right having a radius of 325.00 feet through a central angle at 45 deg. 24’ 36” for an arc length of

257.58 feet; thence South 89 deg. 50’ 02” East 2099.12 feet; thence along a curve to the left, having a radius of 2000.00 feet, through a central angle of 6 deg. 03’ 43” for an arc length of 211.60 feet; thence North 84 deg. 06’ 15” East 709.89 feet; thence along a curve to the right having a radius of 350.00 feet through a central angle of 31 deg. 13’ 08” for an arc length of 190.71 feet; thence South 64 deg. 40’ 37” East 358.85 feet; thence along a curve to the right having a radius of 226.00 feet through a central angle of 42 deg. 17’ 12” for an arc length of 166.80 feet to a point of reverse curvature; thence along a curve to the left having a radius of 173.00 feet through a central angle of 55 deg. 40’ 26” for an arc length of 168.10 feet to a point of compound curvature; thence along a curve to the left having a radius of 43.00 feet through a central angle of 106 deg. 08’ 43” for an arc length of 79.66 feet to a point of reverse curvature; thence along a curve to the right having a radius of 1065.00 feet through a central angle of 2 deg. 47’ 46” for an arc length of 51.97 feet; thence North 1 deg. 24’ 49” West 358.65 feet; thence along a curve to the left having a radius of 931.00 feet through a central angle of 1 deg. 55’ 58” for an arc length of 31.40 feet to a point on the Westerly line of Zanker Road; thence along said Westerly line South 7 deg. 05’ 54” East 546.69 feet to the Southerly line of said parcel described in said recorded July 26, 1984; thence along said Southerly line South 88 deg. 44’ 54” West 72.55 feet; thence Northwesterly along a non-tangent curve to the right having a radius of 226.00 feet whose radius point bears North 0 deg. 26’ 07” East, through a central angle of 68 deg. 51’ 41” for an arc length of 271.62 feet to a point of reverse curvature; thence along a curve to the left having a radius of 173.00 feet through a central angle of 42 deg. 17’ 12” for an length of 127.68 feet; thence North 64 deg. 40’ 37” West 358.85 feet; thence along a curve to the left having a radius of 297.00 feet through a central angle of 31 deg. 13’ 08” for an arc length of 161.83 feet; thence South 84 deg. 06’ 15” West 709.89 feet; thence along a curve to the right having a radius of 2053.00 feet through a central angle of 6 deg. 03’ 20” for an arc length of 216.98 feet; thence North 89 deg. 50’ 25” West 1574.10 feet; thence along a curve to the right having a radius of 50.00 feet, through a central angle of 90 deg. 00’ 00” an arc length of 78.53 feet; thence South 0 deg. 09’ 58” West 247.90 feet; thence along a curve to the right having a radius of 177.00 feet through a central angle of 37 deg. 22’ 50” for an arc length of 115.48 feet to said Southerly line, being also the Northwesterly corner of Parcel 1 shown on the Parcel Map recorded in Book 531 of Maps, at Page 42, Santa Clara County Records; thence along said Southerly line South 88 deg. 44’ 54” West 69.29 feet; thence leaving said line North 37 deg. 32’ 48” East 43.41 feet; thence along a curve to the left having a radius of 123.00 feet through a central angle of 37 deg. 22’ 50” for an arc length of 80.25 feet; thence North 0 deg. 09’ 58” East 247.88 feet; thence along a curve to the left having a radius of 50.00 feet through a central angle of 90 deg. 00’ 00” for an arc length of 78.53 feet; thence North 89 deg. 50’ 25” West 365.70 feet; thence along a curve to the left having a radius of 280.00 feet through a central angle of 45 deg. 24’ 13” for an arc length of 221.88 feet; thence South 44 deg. 45’ 22” West 532.79 feet to the Southwesterly line of said Parcel 4; thence along said Southwesterly line North 45 deg. 14’ 38” West 27.00 feet to the Point of Beginning.
PARCEL TWO:
Parcel One as shown on the certain Map entitled “Parcel Map, being a portion of Parcel 1 as shown on the Amended Parcel Map recorded in Book 523 of Maps at Page 9 and a portion of Lot 1, as shown on the Map accompanying the Report of the Sole Commissioner in the Partition of the Estate of John W. Meads, Deceased and a portion of that parcel of land conveyed by Deed No. 16421 to the State of California, recorded November 15, 1957 in Volume 3937, Page 635 and lying in the city of San Jose, Santa Clara County, California”, which Map was filed for Record in the Office of the Recorder of the County of Santa Clara, State of California on October 29, 1996 in Book 683 of Maps, at Pages 44 and 45.